As filed with the Securities and Exchange Commission on March 7, 2002
                                                     Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         FIRSTFED AMERICA BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

          DELAWARE                                        04-3331237
(state or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                                ONE FIRSTFED PARK
                          SWANSEA, MASSACHUSETTS 02777
                                 (508) 679-8181
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

            PEOPLE'S BANCSHARES, INC. AMENDED AND RESTATED DIRECTORS'
                                STOCK OPTION PLAN
       PEOPLE'S BANCSHARES, INC. 1996 STOCK OPTION AND INCENTIVE PLAN (1)
                            (Full Title of the Plan)
                       ----------------------------------

                                                 COPIES TO:
ROBERT F. STOICO                                 LAWRENCE M.F. SPACCASI, ESQUIRE
CHAIRMAN OF THE BOARD,                           THOMAS P. HUTTON, ESQUIRE
PRESIDENT AND CHIEF EXECUTIVE OFFICER            MULDOON MURPHY & FAUCETTE LLP
FIRSTFED AMERICA BANCORP, INC.                   5101 WISCONSIN AVENUE, N.W.
ONE FIRSTFED PARK                                WASHINGTON, DC  20016
SWANSEA, MASSACHUSETTS 02777                     (202) 362-0840
(508) 679-8181
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

======================================================================================================
   Title of each Class of      Amount to be     Proposed           Estimated Aggregate   Registration
Securities to be Registered    Registered(2)    Purchase Price       Offering Price           Fee
                                                Per Share
------------------------------------------------------------------------------------------------------
      Common Stock               8,344           $ 3.90(4)              $32,542              $5
     $.01 par Value            Shares (3)
------------------------------------------------------------------------------------------------------
      Common Stock              199,417          $12.12(6)           $2,416,934            $223
     $.01 par Value            Shares (5)
======================================================================================================
(1) FIRSTFED AMERICA BANCORP, INC. (the "Company" or "FAB"), is offering shares of its common stock pursuant to these plans in connection with the merger of People's Bancshares, Inc. ("People's") into FAB.  Pursuant to the terms of the merger agreement, FAB has assumed People's obligations under these plans.
(2) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the People's Bancshares, Inc. Amended and Restated Directors' Stock Option Plan and the People's
    Bancshares, Inc. 1996 Stock Option and Incentive Plan.
(3) Represents the total number of shares of FAB common stock currently available for issuance upon the exercise of stock options granted under the People's Bancshares, Inc. Amended and Restated Directors' Stock Option Plan,
    adjusted to reflect the exchange ratio of 1.2644 shares of FAB common stock for each share of People's common stock.
(4) Represents the adjusted average exercise price of $3.90 per share for the outstanding stock options granted under the
    People's Bancshares, Inc. Amended and Restated Directors' Stock Option Plan, as assumed by FAB.
(5) Represents the total number of shares currently available for issuance upon the exercise of stock options granted under the People's Bancshares Inc. 1996 Stock Option and Incentive Plan, as adjusted to reflect the exchange ratio of 1.2644 shares of FAB common stock for each share of People's common stock.
(6) Represents the adjusted average exercise price of $12.12 per share for the outstanding options granted under the
    People's Bancshares Inc. 1996 Stock Option and Incentive Plan, as assumed by FAB.
THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE
"SECURITIES ACT") AND 17 C.F.R. SS.230.462.
Number of Pages: 49
Exhibit Index begins on Page 11

FIRSTFED AMERICA BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS  1 & 2. In  connection  with  the  merger  of  People's  Bancshares,  Inc.
("People's") into FIRSTFED AMERICA BANCORP, INC. (the "Company" or "FAB") effective February 28, 2002, FAB assumed People's obligations under the People's Bancshares, Inc. Amended and Restated Directors' Stock Option Plan and the People's Bancshares, Inc. 1996 Stock Option and Incentive Plan (collectively, the "Plans"). In connection with its assumption of the Plans, FAB is offering shares of its common stock pursuant to the Plans. The documents containing the information for the Plans required by Part I of the Registration Statement will be sent or given to the participants in the Plans as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

        (a) The Form 10-K Annual Report filed by the Company for the fiscal year ended March 31, 2001 (File No. 001-12305), which includes the consolidated balance sheets of FIRSTFED AMERICA BANCORP, INC. and Subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2001, filed with the SEC on June 22, 2001.

        (b) The Form 10-Q reports filed by the Company for the fiscal quarters ended June 30, 2001 (File No. 001-12305), September 30, 2001 (File No.
001-12305) and December 31, 2001 (File No. 001-12305), filed with the SEC on August 13, 2001, November 14, 2001 and February 14, 2002, respectively.

        (c) The description of the Company's Common Stock contained in the Company's Form 8-A (File No. 001-12305), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on October 10, 1996, as incorporated by reference from the Company's Form S-1 (File No. 333-12855), as amended, initially filed on September 27, 1996 and declared effective November 12, 1996.

        (d) All  documents  filed by the Company  pursuant to Section  13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

        ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY

REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

        The common stock to be offered pursuant to the Plans has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

        None.

        The validity of the common stock offered hereby has been passed upon for the Registrant by the firm of Muldoon Murphy & Faucette LLP, Washington, D.C.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible under the general corporation law of Delaware as it currently exists or as it may be amended, provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors with respect to its administration of the Plans.

TENTH:
-----

               A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

               B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

               C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
        (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

               D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

               E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

               F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

        ELEVENTH:  A Director of this Corporation shall not be personally liable
        --------
to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8.   LIST OF EXHIBITS

        The  following  exhibits  are  filed  herewith  (numbering   corresponds
generally to Exhibit Table in Item 601 of Regulation S-K):

        5 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

        10.1 People's Bancshares, Inc. Amended and Restated Directors' Stock Option Plan (as assumed by FIRSTFED AMERICA BANCORP, INC., effective February 28, 2002).

        10.2 People's Bancshares, Inc. 1996 Stock Option and Incentive Plan (as assumed by FIRSTFED AMERICA BANCORP, INC., effective February 28, 2002).

        10.3 Form of FIRSTFED AMERICA BANCORP, INC. Assumption Agreement for People's Bancshares, Inc. Amended and Restated Directors' Stock Option Plan.

        10.4 Form of FIRSTFED AMERICA BANCORP, INC. Assumption Agreement for People's Bancshares, Inc. 1996 Stock Option and Incentive Plan.

        23.1 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included in Exhibit 5).

        23.2      Consent of KPMG LLP.

        24        Power of Attorney is located on the signature page.

ITEM 9.   UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to
                      Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To  remove  from  registration  by  means  of  a   post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, FIRSTFED AMERICA BANCORP, INC. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Swansea, Massachusetts on March 7, 2002.

                                     FIRSTFED AMERICA BANCORP, INC.


                                     By: /s/ Robert F. Stoico
                                         ---------------------------------------
                                         Robert F. Stoico
                                         Chairman, President and Chief Executive
                                         Officer


        KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert F. Stoico and Edward A. Hjerpe, III, as his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                              Title                             Date
----                              -----                             ----


/s/ Robert F. Stoico              Chairman of the Board,        March 7, 2002
----------------------------      President and Chief
Robert F. Stoico                  Executive Officer


/s/ Edward A. Hjerpe, III         Executive Vice President,     March 7, 2002
----------------------------      Chief Operating Officer and
Edward A. Hjerpe, III             Chief Financial Officer
                                  (principal accounting and
                                  financial officer)

/s/ Richard W. Cederberg           Director                     March 7, 2002
---------------------------
Richard W. Cederberg


/s/ John S. Holden, Jr.            Director                     March 7, 2002
---------------------------
John S. Holden, Jr.


/s/ Gilbert C. Oliveira            Director                     March 7, 2002
---------------------------
Gilbert C. Oliveira



/s/ Paul A. Raymond, DDS           Director                     March 7, 2002
---------------------------
Paul A. Raymond, DDS



/s/ Thomas A. Rodgers, Jr.         Director                     March 7, 2002
---------------------------
Thomas A. Rodgers, Jr.



/s/ Anthony L. Sylvia              Director                     March 7, 2002
---------------------------
Anthony L. Sylvia



                                  EXHIBIT INDEX
                                  -------------


                                                                                      Sequentially
                                                                                        Numbered
                                                                                          Page
Exhibit No.   Description                             Method of Filing                   Location
-----------   -------------------------------------   -----------------------------  ---------------

     5        Opinion of Muldoon Murphy &             Filed herewith.                       13
              Faucette LLP as to the legality of
              the Common Stock to be issued

   10.1       People's Bancshares, Inc.               Filed herewith.                       16
              Amended and Restated Directors'
              Stock Option Plan (as assumed by
              FIRSTFED AMERICA
              BANCORP, Inc., effective
              February 28, 2002)

   10.2       People's Bancshares, Inc. 1996          Filed herewith.                       24
              Stock Option and Incentive Plan
              (as assumed by FIRSTFED
              AMERICA BANCORP, INC.
              effective February 28, 2002)

   10.3       Form of FIRSTFED AMERICA                Filed herewith.                       39
              BANCORP, INC. Assumption
              Agreement for People's
              Bancshares, Inc. Amended and
              Restated Directors' Stock Option
              Plan

   10.4       Form of FIRSTFED AMERICA                Filed herewith.                       44
              BANCORP, INC. Assumption
              Agreement for People's
              Bancshares, Inc. 1996 Stock
              Option and Incentive Plan

   23.1       Consent of Muldoon Murphy &             Contained in Exhibit 5.               --
              Faucette LLP

   23.2       Consent of KPMG LLP                     Filed herewith.                       49

    24        Power of Attorney                       Located on the signature page.        --
